EXHIBIT 8.1

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October 14, 2004

QLT Inc.
887 Great Northern Way
Vancouver, British Columbia
Canada V5T 4T5

     Re: Agreement and Plan of Merger by and among QLT Inc., Aspen Acquisition Corp., and Atrix Laboratories, Inc. dated as of June 14, 2004

Ladies and Gentlemen:

     We have acted as counsel to QLT, Inc., a company organized under the laws of the Province of British Columbia (“QLT”), in connection with (1) the proposed merger of Aspen Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of QLT (“First Merger Sub”), with and into Atrix Laboratories, Inc., a Delaware corporation (“Atrix”), with Atrix as the surviving corporation, (the “First Step Merger”), pursuant to an Agreement and Plan of Merger by and among QLT, First Merger Sub and Atrix dated as of June 14, 2004 (the “Merger Agreement”), and (2) immediately following the effectiveness of the First Step Merger, a merger of Atrix with and into Aspen Acquisition II Corp., a Delaware corporation wholly-owned by QLT (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs”), with Second Merger Sub as the surviving entity (the “Second Step Merger” and, together with the First Step Merger, the “Transaction”). This opinion is being delivered in connection with QLT’s Registration Statement on Form S-4 relating to the proposed Transaction (the “Registration Statement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

     In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits, Annexes and Schedules thereto), (ii) the Registration Statement, (iii) the representations by QLT and the Merger Subs and by Atrix in their respective letters which will be delivered to us at the time of the Closing substantially in the forms attached to the Merger Agreement as exhibits, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

     In addition, we have assumed, with your consent, that:

October 14, 2004

     1. Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;

     2. The Transaction will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Transaction will be effective under applicable state law;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

     4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

     5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.

     Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, it is our opinion that, as of the date hereof, the statements under the caption “The Merger — Material U.S. Federal Income Tax Consequences,” insofar as they relate to QLT and U.S. Holders of QLT Common Shares, accurately summarize the material U.S. federal income tax consequences of the Transaction to QLT and the material U.S. federal income tax consequences applicable to the ownership of QLT Common Shares by U.S. Holders.

     In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     1. This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

     2. No opinion is expressed as to any transaction other than the Transaction as described in the Merger Agreement, or to any transaction whatsoever, including the Transaction, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties,

October 14, 2004

statements and assumptions upon which we have relied are not true and accurate at all relevant times.

     This opinion is rendered only to you, and is for your use in connection with QLT’s filing of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever, and that this opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent in each instance, provided, however, that notwithstanding the foregoing, this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including shareholders of QLT. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Summary — Material U.S. Federal Income Tax Consequences of the Merger and of Owning and Disposing of QLT Common Shares,” “The Merger — Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP